Exhibit 99.1

Release:	4:05 P.M. July 21, 2026

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Second Quarter 2026 Results

Quarterly Net Interest Income Increased 22.8% Year Over Year

Continued Strong Capital, Liquidity and Loan Growth Position the Company for Solid Long-Term Financial Performance

Financial Highlights

●Diluted earnings per share was $1.54 for the second quarter of 2026, compared to $2.92 for the prior linked quarter and $1.76 for the prior year period. Results reflected continued earnings strength, partially offset by a $13.3 million provision for credit losses driven primarily by a single commercial and industrial (“C&I”) loan in a non-core portfolio segment, as well as $3.3 million of isolated non-interest expense items.
●Net interest income for the second quarter of 2026 was $90.4 million, an increase of $4.5 million, or 5.3%, compared to the prior linked quarter and an increase of $16.8 million, or 22.8%, compared to the prior year period.
●The net interest margin for the second quarter of 2026 was 4.08%, which was the same as the prior linked quarter and an increase of 25 basis points compared to the prior year period.
●The ratio of non-performing loans to total loans improved to 0.91% at June 30, 2026, a decrease of 10.0% from the prior linked quarter reflecting the resolution and charge-off of a previously reserved out-of-market commercial real estate (“CRE”) loan relationship.
●In support of the Company’s focus on delivering strong shareholder returns, the board of directors approved a new $50.0 million common stock repurchase program on June 19, 2026 and on July 20, 2026, the board of directors declared a quarterly cash dividend of $0.35 per share on the Company’s common stock, an increase of $0.10 from the prior quarterly dividend of $0.25 per share.
●Total loans at June 30, 2026 were $7.3 billion, an increase of $282.4 million, or 4.0%, from March 31, 2026 and an increase of $518.7 million, or 7.6%, from December 31, 2025.
●Total deposits at June 30, 2026 were $7.7 billion, essentially stable from March 31, 2026 and an increase of $354.3 million, or 4.8% from December 31, 2025.
●The Company and Bank maintained strong total risk-based capital ratios of 14.0% and 13.7%, respectively, at June 30, 2026, well above regulatory minimums. The Bank remains “well capitalized” under all applicable regulatory guidelines.

NEW YORK, July 21, 2026 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $19.2 million, or $1.54 per diluted common share, for the second quarter of 2026 compared to $31.4 million, or $2.92 per diluted common share, for the first quarter of 2026 and $18.8 million, or $1.76 per diluted common share, for the second quarter of 2025.

Mark DeFazio, President and Chief Executive Officer, commented,

“I am pleased with the continued progress we are making across the franchise. Balance sheet growth remains consistent with our prior guidance, our lending pipeline remains robust, and loan yields continue to hold. On the funding side, our deposit forecast remains in line with guidance, and we continue to expect the momentum in our core operating trends to persist. This quarter’s earnings were noticeably affected by isolated items. However, we made significant progress in the resolution of legacy asset quality matters.”

Balance Sheet

Total loans, net of deferred fees and unamortized costs, were $7.3 billion at June 30, 2026, an increase of $282.4 million, or 4.0%, from March 31, 2026, and an increase of $716.1 million, or 10.8%, from June 30, 2025. Loan production was $718.9 million for the second quarter of 2026 compared to $428.3 million for the prior linked quarter and $492.0 million for the prior year period. The increase in total loans from March 31, 2026 was due primarily to an increase of $330.3 million in CRE loans (including owner-occupied), partially offset by a decrease of $69.8 million in C&I loans. The increase in total loans from June 30, 2025 was due primarily to an increase of $918.1 million in CRE loans (including owner-occupied), partially offset by a decrease of $184.9 million in commercial and industrial loans.

Total deposits were $7.7 billion at June 30, 2026, a decrease of $8.2 million, or 0.1%, from March 31, 2026, and an increase of $940.2 million, or 13.8%, from June 30, 2025. The small decline in deposits from March 31, 2026 was driven by seasonal outflows of certain municipal deposits, as well as the Bank’s planned termination of a $100.0 million high cost treasury deposit. The increase in total deposits from June 30, 2025 was broadly distributed across the Bank’s various deposit verticals.

The Bank’s liquidity position remains robust. At June 30, 2026, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.1 billion, which represented 156% of our estimated uninsured deposits. Total cash and cash equivalents were $239.3 million at June 30, 2026.

The Company and Bank have total risk-based capital ratios well above regulatory minimums. The Bank is “well capitalized” under all applicable regulatory guidelines. Total non-owner-occupied CRE loans were 304.1% of total risk-based capital at June 30, 2026, compared to 299.5% and 371.9% at March 31, 2026 and June 30, 2025, respectively. The CRE loan concentration ratio declined from June 30, 2025 primarily owing to the increase in the Bank’s total capital as a result of the completion of the Company’s follow-on public equity offering of common stock in the first quarter of 2026.

Income Statement

Financial Highlights

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2026	2026	2025	2026	2025
Total revenues(1)	$93,010	$88,490	$76,270	$181,500	$146,860
Net income (loss)	$19,223	$31,426	$18,767	50,649	35,121
Diluted earnings (loss) per common share	$1.54	$2.92	$1.76	4.40	3.20
Return on average assets(2)	0.86%	1.49%	0.97%	1.16%	0.93%
Return on average equity(2)	8.0%	15.4%	10.4%	11.4%	9.7%
Return on average tangible common equity(2), (3)	8.1%	15.6%	10.5%	11.5%	9.8%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Ratios are annualized.
(3)	Determined by dividing net income by average tangible common equity. Return on average tangible common equity is a Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.

Net Interest Income

Net interest income for the second quarter of 2026 was $90.4 million compared to $85.9 million for the prior linked quarter and $73.6 million for the prior year period. The $4.5 million increase from the prior linked quarter was primarily due to an increase in the average balance of loans, securities, and overnight deposits and a decrease in the total cost of funds, partially offset by an increase in the average balance of interest-bearing deposits. The $16.8 million increase from the prior year period was primarily due to an increase in the average balance of loans and overnight deposits and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits.

Net Interest Margin

Net interest margin for the second quarter of 2026 was 4.08% compared to 4.08% and 3.83% for the prior linked quarter and prior year period, respectively. The total cost of funds for the second quarter of 2026 was 257 basis points compared to 261 basis points and 310 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter primarily reflects changes in deposit mix. The decrease from the prior year period primarily reflects the decline in short-term interest rates.

Non-Interest Income

Non-interest income was $2.6 million for the second quarter of 2026, a decrease of $19,000 from the prior linked quarter and a decrease of $61,000 from the prior year period. The decrease from the prior linked quarter was primarily due to a decrease in service charges on deposit accounts, partially offset by an increase in loan production fees. The decrease from the prior year period was driven primarily by a decrease in loan production fees, partially offset by an increase in service charges on deposit accounts.

Non-Interest Expense

Non-interest expense was $51.8 million for the second quarter of 2026, an increase of $5.4 million from the prior linked quarter and an increase of $8.7 million from the prior year period. The $5.4 million increase from the prior linked quarter was primarily due to a $1.8 million one-time legal accrual, $1.4 million increase in professional fees, and $1.2 million increase in compensation and benefits, partially offset by a $560,000 decrease in the FDIC assessment.

The $8.7 million increase from the prior year period was due primarily to a $5.1 million increase in compensation and benefits, a $1.8 million one-time legal accrual, and $1.1 million increase in technology costs, partially offset by a $1.7 million decrease in the Federal Deposit Insurance Corporation (“FDIC”) assessment.

Income Tax Expense

The effective tax rate for the second quarter of 2026 was 31.1% compared to 29.2% for the prior linked quarter and 29.9% for the prior year period.

Asset Quality

The ratio of non-performing loans to total loans was 0.91% at June 30, 2026, 1.01% at March 31, 2026 and 0.60% at June 30, 2025. The decrease in the non-performing loan ratio from the prior linked quarter primarily reflects the charge-off of the aforementioned CRE out-of-market loan relationship. The increase in the non-performing loan ratio from the prior year period is primarily attributable to the impact of the aforementioned CRE out-of-market and C&I non-core loan relationships.

The allowance for credit losses was $62.0 million at June 30, 2026, a decrease of $20.1 million from March 31, 2026, and a decrease of $12.1 million from June 30, 2025. The decrease from March 31, 2026, primarily reflects the charge-off related to the aforementioned CRE out-of-market loan relationship. The decrease from June 30, 2025, was primarily due to enhancements made to the Bank’s allowance for credit loss estimation process implemented in the first quarter of 2026, as well as the charge-off related to the aforementioned CRE out-of-market loan relationship, partially offset by loan growth.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Wednesday, July 22, 2026, to discuss the results. To access the event by telephone, please dial 800-245-3047 (US), 203-518-9765 (INTL), and provide conference ID: MCBQ226 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Commercial Bank (“MCB”) is a New York City–based, full-service commercial bank serving businesses, institutions, and individuals who value expertise, responsiveness, and long-term partnerships. Since 1999, MCB has built enduring client relationships, many spanning generations, by delivering consistent, relationship-driven banking.

The Bank provides a full suite of commercial, business, and personal banking solutions, with deep expertise in sectors including real estate, property management, legal services, healthcare, government, and global investors utilizing EB-5 financial solutions. MCB combines specialized capabilities with a highly personalized approach, offering integrated solutions such as title and escrow services, 1031 exchanges, and merchant acquiring.

MCB has received national recognition for its performance and innovation, including being named one of Newsweek’s Best Regional Banks in 2024 and 2025 and earning industry recognition for its lending performance and specialized commercial banking capabilities.

MCB operates full-service banking centers in Manhattan and Boro Park, Brooklyn, within New York City; Great Neck on Long Island; Lakewood, New Jersey; and in South Florida, including Miami, and West Palm Beach.

Metropolitan Commercial Bank is a New York State–chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. The Bank’s parent company is Metropolitan Bank Holding Corp. (NYSE: MCB).

For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook, business, share repurchases under the share repurchase program, dividend payments and statements related to the completion of the public offering of common stock and the anticipated use of proceeds from the public offering of common stock. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients or critical technology service providers; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk, nonperforming loan resolutions and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(in thousands)	2026	2026	2025	2025	2025
Assets
Cash and due from banks	$10,253	$12,034	$12,086	$13,109	$13,577
Overnight deposits	229,011	660,359	381,501	372,827	138,876
Total cash and cash equivalents	239,264	672,393	393,587	385,936	152,453
Investment securities available-for-sale	667,778	649,719	578,932	552,441	551,029
Investment securities held-to-maturity	415,041	347,868	356,627	376,447	387,901
Equity investment securities, at fair value	5,646	5,625	5,609	5,548	5,276
Total securities	1,088,465	1,003,212	941,168	934,436	944,206
Other investments	27,759	20,725	20,632	27,330	27,297
Loans, net of deferred fees and unamortized costs	7,328,903	7,046,547	6,810,233	6,781,703	6,612,789
Allowance for credit losses	(62,012)	(82,071)	(97,081)	(94,239)	(74,071)
Net loans	7,266,891	6,964,476	6,713,152	6,687,464	6,538,718
Other assets	236,304	183,318	187,177	199,264	191,175
Total assets	$8,858,683	$8,844,124	$8,255,716	$8,234,430	$7,853,849

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,591,126	$1,539,553	$1,479,420	$1,382,345	$1,427,439
Interest-bearing deposits	6,140,356	6,200,166	5,897,758	5,690,414	5,363,867
Total deposits	7,731,482	7,739,719	7,377,178	7,072,759	6,791,306
Federal funds purchased	—	—	—	125,000	50,000
Federal Home Loan Bank of New York advances	—	—	—	150,000	150,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	15,938	15,975	10,975	17,355	17,366
Other liabilities	122,477	119,471	103,831	116,656	101,589
Total liabilities	7,890,517	7,895,785	7,512,604	7,502,390	7,130,881

Common stock	136	136	113	113	113
Additional paid in capital	588,133	584,524	405,565	403,708	401,055
Retained earnings	495,034	479,177	450,639	423,338	417,782
Accumulated other comprehensive gain (loss), net of tax effect	(39,044)	(39,233)	(39,739)	(41,852)	(45,455)
Treasury stock, at cost	(76,093)	(76,265)	(73,466)	(53,267)	(50,527)
Total stockholders’ equity	968,166	948,339	743,112	732,040	722,968
Total liabilities and stockholders’ equity	$8,858,683	$8,844,124	$8,255,716	$8,234,430	$7,853,849

Consolidated Statement of Income (unaudited)

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2026	2026	2025	2026	2025
Total interest income	$140,938	$134,932	$127,043	$275,870	$245,813
Total interest expense	50,490	49,023	53,396	99,513	105,214
Net interest income	90,448	85,909	73,647	176,357	140,599
Provision for credit losses	13,325	(2,300)	6,378	11,025	10,884
Net interest income after provision for credit losses	77,123	88,209	67,269	165,332	129,715

Non-interest income
Service charges on deposit accounts	2,229	2,274	2,131	4,503	4,304
Other income	333	307	492	640	1,957
Total non-interest income	2,562	2,581	2,623	5,143	6,261

Non-interest expense
Compensation and benefits	25,362	24,148	20,255	49,510	41,994
Bank premises and equipment	3,472	2,729	2,513	6,201	4,976
Professional fees	4,615	3,229	3,583	7,844	8,569
Technology costs	4,704	4,196	3,653	8,900	5,873
Deposit related program fees	6,892	6,799	5,967	13,691	10,153
FDIC assessments	1,290	1,850	2,999	3,140	5,966
Other expenses	5,467	3,449	4,139	8,915	8,300
Total non-interest expense	51,802	46,400	43,109	98,201	85,831

Net income before income tax expense	27,883	44,390	26,783	72,274	50,145
Income tax expense	8,660	12,964	8,016	21,625	15,024
Net income (loss)	$19,223	$31,426	$18,767	$50,649	$35,121

Earnings per common share:
Average common shares outstanding:
Basic	12,381,794	10,674,698	10,564,275	11,413,075	10,886,120
Diluted	12,515,939	10,756,358	10,676,878	11,521,407	10,975,431
Basic earnings (loss)	$1.55	$2.94	$1.78	$4.44	$3.23
Diluted earnings (loss)	$1.54	$2.92	$1.76	$4.40	$3.20

Loan Production, Asset Quality & Regulatory Capital

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2026	2026	2025	2025	2025
LOAN PRODUCTION (in millions)	$718.9	$428.3	$510.9	$514.2	$492.0

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$53,307	$68,635	$75,408	$70,122	$28,480
Commercial and industrial	11,262	—	8,989	8,989	8,989
One- to four- family	2,401	2,416	2,450	2,451	2,469
Consumer	—	—	37	—	—
Total non-performing loans	$66,970	$71,051	$86,884	$81,562	$39,938
Non-performing loans to total loans	0.91%	1.01%	1.28%	1.20%	0.60%
Allowance for credit losses	$62,012	$82,071	$97,081	$94,239	$74,071
Allowance for credit losses to total loans	0.85%	1.16%	1.43%	1.39%	1.12%
Charge-offs	$(34,838)	$(12,455)	$—	$(3,858)	$(112)
Recoveries	$614	$14	$58	$72	$126
Net charge-offs/(recoveries) to average loans (annualized)	1.95%	0.73%	—%	0.22%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	11.3%	11.6%	9.5%	9.8%	10.0%
Metropolitan Commercial Bank	11.1%	11.4%	9.1%	9.4%	9.8%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	12.9%	13.2%	10.7%	10.6%	10.8%
Metropolitan Commercial Bank	12.9%	13.1%	10.5%	10.4%	10.9%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	13.2%	13.4%	11.0%	10.9%	11.1%
Metropolitan Commercial Bank	12.9%	13.1%	10.5%	10.4%	10.9%

Total Risk-Based:
Metropolitan Bank Holding Corp.	14.0%	14.6%	12.3%	12.2%	12.2%
Metropolitan Commercial Bank	13.7%	14.3%	11.7%	11.7%	12.0%

Performance Measures

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2026	2026	2025	2026	2025
Net income (loss) available to common shareholders	$19,223	$31,426	$18,767	$50,649	$35,121

Per common share:
Basic earnings (loss)	$1.55	$2.94	$1.78	$4.44	$3.23
Diluted earnings (loss)	$1.54	$2.92	$1.76	$4.40	$3.20
Common shares outstanding:
Period end	12,395,278	12,392,035	10,421,384	12,395,278	10,421,384
Average fully diluted	12,515,939	10,756,358	10,676,878	11,521,407	10,975,431
Return on:(1)
Average total assets	0.86%	1.49%	0.97%	1.16%	0.93%
Average equity	8.0%	15.4%	10.4%	11.4%	9.7%
Average tangible common equity(2), (3)	8.1%	15.6%	10.5%	11.5%	9.8%
Yield on average earning assets(1)	6.35%	6.41%	6.61%	6.38%	6.57%
Total cost of deposits(1)	2.57%	2.60%	3.02%	2.58%	3.05%
Net interest spread(1)	3.13%	3.19%	2.76%	3.16%	2.65%
Net interest margin(1)	4.08%	4.08%	3.83%	4.08%	3.76%
Net charge-offs as % of average loans(1)	1.95%	0.73%	—%	1.35%	—%
Efficiency ratio(4)	55.7%	52.4%	56.5%	54.1%	58.4%

(1) Ratios are annualized.

(2)	Determined by dividing net income by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Jun. 30, 2026			Mar. 31, 2026			Jun. 30, 2025
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$7,023,237	$125,642	7.18%	$6,926,983	$122,594	7.18%	$6,486,667	$118,774	7.34%
Available-for-sale securities	727,655	5,984	3.30	651,928	4,982	3.10	607,363	3,884	2.57
Held-to-maturity securities	363,589	1,866	2.06	352,937	1,663	1.91	394,374	1,849	1.88
Equity investments	5,918	45	3.04	5,874	44	3.04	5,556	42	3.02
Overnight deposits	750,213	7,010	3.75	578,330	5,329	3.74	184,054	2,078	4.53
Other interest-earning assets	25,331	391	6.19	20,693	319	6.26	27,682	416	6.03
Total interest-earning assets	8,895,943	140,938	6.35	8,536,745	134,931	6.41	7,705,696	127,043	6.61
Non-interest-earning assets	155,960			127,802			138,469
Allowance for credit losses	(80,257)			(97,788)			(68,966)
Total assets	$8,971,646			$8,566,759			$7,775,199
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$6,110,436	48,800	3.20	$5,961,007	46,997	3.20	$5,125,850	48,454	3.79
Certificates of deposit	152,062	1,394	3.68	184,625	1,732	3.80	133,495	1,369	4.11
Total interest-bearing deposits	6,262,498	50,194	3.21	6,145,632	48,729	3.22	5,259,345	49,823	3.80
Borrowed funds	20,620	296	5.76	22,638	293	5.25	298,843	3,573	4.79
Total interest-bearing liabilities	6,283,118	50,490	3.22	6,168,270	49,022	3.22	5,558,188	53,396	3.85
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,583,067			1,459,199			1,358,029
Other non-interest-bearing liabilities	140,438			111,159			135,008
Total liabilities	8,006,623			7,738,628			7,051,225
Stockholders' equity	965,023			828,131			723,974
Total liabilities and equity	$8,971,646			$8,566,759			$7,775,199
Net interest income		$90,448			$85,909			$73,647
Net interest rate spread (3)			3.13%			3.19%			2.76%
Net interest margin (4)			4.08%			4.08%			3.83%
Total cost of deposits (5)			2.57%			2.60%			3.02%
Total cost of funds (6)			2.57%			2.61%			3.10%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Six months ended
	Jun. 30, 2026			Jun. 30, 2025
	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,975,376	$248,236	7.18%	$6,345,274	$229,639	7.30%
Available-for-sale securities	690,000	10,967	3.21	592,357	7,299	2.48
Held-to-maturity securities	358,292	3,529	1.99	405,787	3,792	1.88
Equity investments	5,896	89	3.04	5,536	81	2.96
Overnight deposits	664,766	12,339	3.74	169,287	4,003	4.77
Other interest-earning assets	23,025	710	6.22	29,291	999	6.88
Total interest-earning assets	8,717,355	275,870	6.38	7,547,532	245,813	6.57
Non-interest-earning assets	138,963			132,675
Allowance for credit losses	(88,974)			(66,787)
Total assets	$8,767,344			$7,613,420
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$6,036,129	$95,798	3.20	$4,937,693	$94,298	3.85
Certificates of deposit	168,254	3,126	3.75	130,002	2,703	4.19
Total interest-bearing deposits	6,204,383	98,924	3.22	5,067,695	97,001	3.86
Borrowed funds	21,624	589	5.49	345,982	8,213	4.79
Total interest-bearing liabilities	6,226,007	99,513	3.22	5,413,677	105,214	3.92
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,521,475			1,338,964
Other non-interest-bearing liabilities	122,933			130,644
Total liabilities	7,870,415			6,883,285
Stockholders' equity	896,929			730,135
Total liabilities and equity	$8,767,344			$7,613,420
Net interest income		$176,357			$140,599
Net interest rate spread (3)			3.16%			2.65%
Net interest margin (4)			4.08%			3.76%
Total cost of deposits (5)			2.58%			3.05%
Total cost of funds (6)			2.59%			3.14%

(1) Ratios are annualized.

(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data					Six months ended
(dollars in thousands,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Jun. 30,	Jun. 30,
except per share data)	2026	2026	2025	2025	2025	2026	2025
Average assets	$8,971,646	$8,566,759	$8,319,679	$7,964,712	$7,775,199	$8,767,344	$7,613,420
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$8,961,913	$8,557,026	$8,309,946	$7,954,979	$7,765,466	$8,757,611	$7,603,687

Average common equity	$965,023	$828,131	$735,722	$731,281	$723,974	$896,929	$730,135
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$955,290	$818,398	$725,989	$721,548	$714,241	$887,196	$720,402

Total assets	$8,858,683	$8,844,124	$8,255,716	$8,234,430	$7,853,849	$8,858,683	$7,853,849
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$8,848,950	$8,834,391	$8,245,983	$8,224,697	$7,844,116	$8,848,950	$7,844,116

Common equity	$968,166	$948,339	$743,112	$732,040	$722,968	$968,166	$722,968
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$958,433	$938,606	$733,379	$722,307	$713,235	$958,433	$713,235

Common shares outstanding	12,395,278	12,392,035	10,088,617	10,382,218	10,421,384	12,395,278	10,421,384
Book value per share (GAAP)	$78.11	$76.53	$73.66	$70.51	$69.37	$78.11	$69.37
Tangible book value per share (non-GAAP) (1)	$77.32	$75.74	$72.69	$69.57	$68.44	$77.32	$68.44

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.